EXHIBIT 10.11

Execution Version

Summit Midstream Partners, LP
910 Louisiana Street, Suite 4200
Houston, TX 77002

August 7, 2020

Energy Capital Partners II-A, LP
12680 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Chris Leininger

Re:Amendment to Warrants to Purchase Common Units

Ladies and Gentlemen:

Reference is made to the (i) Warrant to Purchase Common Units dated May 28, 2020, relating to up to 1,940,391 Common Units (“Warrant No. 1”) of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and (ii) Warrant to Purchase Common Units dated May 28, 2020, relating to up to 8,059,609 Common Units of the Partnership (“Warrant No. 2”, and together with Warrant No. 1, the “Warrants”). Capitalized terms used in this letter agreement (this “Amendment”) but not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Warrants. The purpose of this Amendment is to amend each of the Warrants as provided herein.

On the date hereof, the Partnership has repaid in full the “Loans” (as such term is defined in the respective Term Loans) under each of the (i) Term Loan Credit Agreement dated as of May 28, 2020, among Summit Midstream Holdings, LLC, a Delaware limited liability company (the “Borrower”), SMP Topco, LLC, as administrative agent, and SMLP Holdings, LLC, as lender (“Term Loan 1”), and (ii) Term Loan Credit Agreement dated as of May 28, 2020, between Borrower and SMP Topco, LLC, as administrative agent and lender (“Term Loan 2” and together with Term Loan 1, the “Term Loans”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agree as follows:

1)	Section 3 of each of the Warrants is hereby amended by adding a new Section 3(j) as follows:

“(j)Prior to February 28, 2021, in the event the Warrantholder elects to exercise this Warrant pursuant to Section 3(d) as to all or any portion of the Warrant Units,

the Warrantholder hereby agrees, at the election and upon written request of the Partnership in its sole discretion (which request (a “New ECP Term Loan Election”) shall be delivered to the Warrantholder within five (5) Business Days of receipt of the applicable Notice of Exercise) to loan to the Borrower (each such loan, a “New ECP Term Loan”) the entire amount of cash received from such exercise. The terms and provisions provided for in the definitive documentation with respect to each New ECP Term Loan shall be substantially similar to the definitive documentation (including but not limited to all opinions, certificates, security documents, subordination agreements and intercreditor agreements) executed in connection with the Term Loans, provided that:

(i)The following terms and provisions shall be consistent with the comparable terms or provisions set forth in the Third Amended and Restated Credit Agreement, dated as of May 26, 2017, among the Borrower, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent, as in effect on the date hereof (the “Credit Agreement”) (and if any such term or provision in the Credit Agreement or definitive documentation related thereto is amended, restated, amended and restated or supplemented after the date hereof (including after the making of any New ECP Term Loan), the comparable term or provision in the definitive documentation with respect to such New ECP Term Loan, if any, shall concurrently therewith be automatically deemed to be amended, modified or supplemented to give effect to such amendment, restatement, amendment and restatement or supplement):

•	The definition of “Permitted Business Acquisition”;
•	The following representations and warranties: Use of Proceeds;
•	Affirmative covenants other than:
o	Insurance;
o	Any requirements to deliver perfection certificates pursuant to Section 5.04(e) (Financial Statements, Reports, Copies of Contracts, Etc.) thereof;
o	Further Assurances; Additional Subsidiary Loan Parties and Collateral; and
o	Post-Closing Conditions;
•	Negative covenants, provided that the following modifications shall be made in the definitive documentation for each New ECP Term Loan:

o	Indebtedness and Liens: the following modifications shall be made to the comparable baskets in the Credit Agreement (if any):
▪

Indebtedness supported by a Letter of Credit (as defined in the Credit Agreement), in a principal amount not in excess of the stated amount of such Letter of Credit; provided that such Indebtedness is subject at all times to the Intercreditor Agreement (as defined in the Term Loans), and Liens supporting such Indebtedness;

▪

Indebtedness incurred under the Credit Agreement and Indebtedness of the Borrower and the Restricted Subsidiaries (as defined in the Term Loans) pursuant to Secured Swap Agreements (as defined in the Credit Agreement); provided that such Indebtedness is subject at all times to the Intercreditor Agreement, and Liens supporting such Indebtedness; and

▪	Indebtedness incurred under any other New ECP Term Loan; provided that such Indebtedness is subject at all times to the Intercreditor Agreement, and Liens supporting such Indebtedness;
o

Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc.: the following modifications shall be made to the comparable baskets in the Credit Agreement (if any):

▪	Regularly scheduled payments of principal and interest under any other New ECP Term Loan; and
▪

Prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of any other New ECP Term Loan, the 2022 Notes (as defined in the Term Loans) and the 2025 Notes (as defined in the Term Loans); provided that (1) both before and after giving effect to each such prepayment, no Default or Event of Default exists, (2) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenants (as defined in the Credit Agreement) on a Pro Forma Basis and (3) each such prepayment shall be at an all-in cost (including all costs associated with such prepayment) equal to or less than the face value of such Permitted Junior Debt (as defined in the Term Loans) prepaid at such time; and

•	Events of default;

in each case, with such modifications as are necessary to reflect that the New ECP Term Loans will not include a letter of credit subfacility.

(ii) The definition of “Unrestricted Subsidiary” set forth in the Term Loans shall be replaced in the definitive documentation for each New ECP Term Loan with the following:

““Unrestricted Subsidiary” shall mean each direct or indirect Subsidiary of the Borrower, for so long as such Subsidiary is an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement.”

(ii) The mandatory prepayment provisions set forth in Section 2.04(b) of the Term Loans shall be replaced in the definitive documentation for each New ECP Term Loan with a requirement for Borrower to prepay such New ECP Term Loan pro rata with any refinancing, replacement or similar payment of any pari passu senior indebtedness.

(iii) The condition precedent set forth in Section 4.01(j) of the Term Loans shall not be included in the definitive documentation for each New ECP Term Loan.

(iv)The conditions precedent to the making of each New ECP Term Loan shall include a condition that such New ECP Term Loan is permitted by the Credit Agreement at such time and, if permitted pursuant to a pari passu indebtedness basket thereunder, such basket shall have at least $25.0 million of unused capacity at such time.

(v) The interest rate for each New ECP Term Loan shall be 8.0% per annum, and actual days elapsed, payable in kind quarterly in arrears. With respect to overdue amounts, the interest rate shall be 12.0% per annum in excess of the rate then applicable to such New ECP Term Loan.

(vi) Each New ECP Term Loan will mature on March 31, 2021 and will not amortize. No original issue discount will apply to any New ECP Term Loan.

Notwithstanding the foregoing, if the conditions precedent to the making of any New ECP Term Loan are not satisfied in accordance with this Section 3(j) within fifteen (15) Business Days of receipt by the Partnership of the applicable New ECP Term Loan Election, the Partnership agrees that it will no longer be entitled to such New ECP Term Loan and shall deliver the full cash amount due to the relevant Warrantholder pursuant to Section 3(d) on the next succeeding Business Day; provided, however, that the relevant Warrantholder has diligently and timely proceeded in good faith in the preparation and negotiation of the definitive documentation evidencing the applicable New ECP Term Loan in a manner that is consistent with this Section 3(j) following receipt of the New ECP Term Loan Election.  For the avoidance of doubt, each document delivered as a condition precedent to the making of each New ECP Term Loan shall be substantially similar to the comparable document delivered as a condition precedent to the making of the Term Loans (including but not limited to all opinions, certificates, security documents, subordination agreements and intercreditor agreements, if any).”

2)

In consideration of this Amendment, you agree to reimburse Energy Capital Partners II-A, LP, SMLP Holdings, LLC and SMP Topco, LLC (collectively, the “ECP Parties” or “us”) in an amount not to exceed the sum of (i) $200,000 (in the aggregate) of reasonable and out-of-pocket costs and expenses (including any reasonable and out-of-pocket legal fees and expenses) incurred by us in connection with any New ECP Term Loan (other than costs and expenses set forth in clause (ii)) and (ii) the amount of such reasonable and out-of-pocket costs and expenses (including any reasonable and out-of-pocket legal fees and expenses) incurred by us in connection with the documenting, negotiating, executing, delivering and recording of any mortgages pursuant to any New ECP Term Loan. Any such expenses shall be reimbursed on the earlier of (x) the closing date of the applicable New ECP Term Loan (to the extent invoiced prior to such closing date) and (y) 30 days following presentation of a written invoice by any ECP Party.

3)

This Amendment is effective on the date first set forth above and shall be binding upon the parties hereto and their successors and permitted assigns. Except as specifically set forth in this Amendment, the Warrants will remain unmodified and in full force and effect.

4)

THIS AMENDMENT AND All questions relating to the interpretation or enforcement of this AmENDMENT shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Without limitation of the foregoing, the provisions of Sections 13 and 14 of the Warrant will apply with like effect to this Amendment and any dispute arising hereunder.

5)

This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Amendment by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original.

6)

The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Amendment, which shall become a binding agreement upon our receipt.

***

Very truly yours,

Summit Midstream Partners, LP

By:   Summit Midstream GP, LLC,

its general partner

By: /s/ Marc D. Stratton
      Name: Marc D. Stratton
      Title:   Executive Vice President and Chief       Financial Officer

[Signature Page to Amendment]

AGREED AND ACCEPTED:

SMP TOPCO, LLC

By: /s/ Peter Labbat
      Name: Peter Labbat
      Title:   President

SMLP HOLDINGS, LLC

By: /s/ Peter Labbat
      Name: Peter Labbat
      Title:   President

[Signature Page to Amendment]